MMEX MINING CORPORATION

CONVERTIBLE PREFFERED

 SUBSCRIPTION AGREEMENT

 Dated as of March 22, 2011

THIS Convertible Preferred Subscription Agreement (“Agreement”), dated as of March 22, 2011 is by and among MMEX MINING CORPORATION ( “MMEX “or “Issuer”) (formerly , Management Energy, Inc) and WILLIAM D. GROSS, (“Purchaser”) whose signatures are shown below.

RECITALS:

A.          MMEX is publicly traded on the OTC: Bulletin Board with 111,257,608 shares outstanding.

B.           MMEX has the following assets:

1.           Net Profits Interests. Certain net profit interest and royalty in the Bridger Fromberg Bear Creek coal project near Red Lodge, Montana.

2.           Carpenter Creek, Montana:  an 80% interest in the Carpenter Creek coal prospect (“Carpenter Creek”) near Round Up, Montana, which is currently finalizing the purchase and sale agreement for the sale of Carpenter Creek to Corbin Robertson Jr., the CEO of Great Northern Properties and Natural Resources Partners, a NYSE publically listed royalty trust. The Purchase price has been established at $2,700,000.

3.           Armadillo Group Holdings Corp:  an  89.1 % ownership of Armadillo Mining Corp. (“AMC”), a British Virgin Islands registered company with assets in Colombia. AMC has entered into an Option Agreement, dated January 20, 2011 to acquire 50% of the Colombian metallurgical coal company, C.I. Hunza Coal Ltda. (“Hunza”).  Hunza owns and operates a mine located in the Boyaca province of Colombia, which is estimated to contain metallurgical coal resources of 16 million to 90 million tons of high quality metallurgical coal.  The Hunza mine is permitted and is currently producing and marketing about 1,000 tons per month.

4.           Hunza Option Agreement: The Option Agreement provides that AMC will pay an exclusivity fee of US$1.4 million in stages through March 15, 2011 in order to maintain the option rights. Under the Option Agreement, there are three exclusivity payments.   AMC has funded the 1st payment of US$75,000 under the Option Agreement. The second payment of US$125,000 was funded on before January 30, 2011. The 3rd payment of US$1,200,000 is due on or before March 15, 2011. The 3rd payment of $1,200,00 is to be partially funded from the sales proceeds of Carpenter Creek and from this Agreement. Under the Option Agreement, AMC is required to invest US$5.0 million in mine exploration and production over a 12 month period in order to acquire the 50% interest in Hunza. This will be funded from future financing.

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5.           Research Study. AMC is engaging outside consultants to prepare a resource and reserve study of the Hunza mine.  The option agreement follows the MMEX business strategy of selling its US coal assets and focusing on Colombian metallurgical coal opportunities and Peru mining opportunities.  MMEX recently sold its Snider Ranch, Montana property and is currently negotiating to sell its interest in the Carpenter Creek, Montana project.

6.           Proposed Investment. Purchaser desires to invest in MMEX to facilitate funding of MMEX working capital and all or some portion of the payment schedules under the proposed option agreements through an preferred equity investment facility convertible into common equity shares of MMEX (the “Preferred Convertible Investment”);

NOW, THEREFORE, in consideration of the premises and the mutual intentions herein contained, the parties hereto hereby agree as follows:

1.           Agreement To Purchase Convertible Preferred Shares.

Purchaser agrees to invest US$1,000,000 on or before March 12, 2011 in a convertible preferred equity investment facility which has the option to convert to a private placement of 25,000,000 shares (US$1,000,00 @ US$0.04 cents per share) of MMEX stock subject to the terms and conditions of the Convertible Preferred Investment and Private Placement Agreement.

Purchaser upon funding will wire transfer the Preferred Convertible Investment funds to an account designated by MMEX in J.P. Morgan Chase Bank.

2.           Terms Of The Preferred Convertible Investment.

2.1           MMEX will grant Purchaser with a security interest in 25,000,000 shares of MMEX Rule 144 restricted stock.

2.2           Term: 60 months from date of issuance.

2.3           Placement Fee of 10% per annum (can be divided between real interest rate and placement fee at option of Purchaser).

2.4           Collateral:

(a.)           25,000,000 shares of MMEX Rule 144 shares. The collateral pledge may be exercised on March 1, 2016 upon failure of payment of Preferred Convertible Investment upon its due date and upon such other terms and conditions of the Pledge Agreement.  The amount of shares shall be increased on an annual basis subject to the PIK provisions of this Agreement.

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(b)           Purchaser will be named on a term life insurance policy on the life of Jack W. Hanks to the extent that his interest may appear up to a maximum amount of $1,500,000.

(c)           MMEX will cause its wholly-owned subsidiary, Armadillo Holdings Group Corporation, to pledge of 51% of its common stock in Armadillo Mining Corporation to Purchaser subject to the following terms and conditions:

(i)         The shares have no voting rights unless and until Purchaser exercises the pledge.

(ii)        Purchaser may exercise the pledge upon failure of payment of the Preferred Convertible Investment upon the due date and upon such other terms and conditions of the Pledge Agreement.

(iii)       Such pledge shall be subordinated to any pledge or guarantee required by debt or equity financing of Armadillo Mining Corporation during the term hereof.

(iv)       Such pledge is subject to dilution of Armadillo Holdings Group Corporation or Armadillo Mining Corporation ownership shares as may be required by debt or equity financing of Armadillo Mining Corporation during the term hereof.

(v)        Such Convertible Preferred Instrument is subject to a due on sale clause in the event there is a change of control of Armadillo Mining Corporation.

(iv)       Purchaser may exercise its conversion rights to convert the face amount of the Preferred plus the accrued and unpaid annual Placement Fee into the common equity of MMEX at a conversion rate of US$0.04 cents per share at any time during the term of the Preferred Convertible Investment.

(v)        At the option of ISSUER; it may choose to increase the amount of the Preferred Convertible Investment by the amount of the Placement Fee in kind or pay the Placement Fee in cash on an annual basis (“PIK”).

3.            This Agreement May Be Signed In Counterparts.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

AGREED TO:

MMEX MINING CORPORATION

By	/s/ Jack W. Hanks
Jack W. Hanks, President & CEO

PURCHASER:

By:	/s/ William D. Gross
William D. Gross

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